Exhibit 99.1

Axion International Reports Second Quarter 2011 Financial Results

Axion Sets Foundation for Future Growth Potential with Quarterly Revenue of $1.3 Million

$14.8 Million in Contracts Puts Emphasis on Executing Axion’s Strategic Vision in 2011

NEW PROVIDENCE, N.J. – August 15, 2011 – Axion International (OTCBB: AXIH), a leading producer of industrial building products and railroad ties made from 100% recycled plastic, today announced its second quarter 2011 financial results for the period ending June 30, 2011.

Axion International reported second quarter 2011 revenue of approximately $1.3 million, a 191% increase compared to $446,000 in the second quarter of 2010. Axion’s gross margin improved to $93,000 in the second quarter of 2011 from a gross margin deficit of $98,000 in the same period of 2010. Net loss for the second quarter of 2011 was $2.9 million compared to a net loss of $2.2 million for the second quarter of 2010. Net loss for the second quarters of 2011 and 2010, included non-cash expenses of approximately $2.3 million and $0.9 million, respectively, which consisted of (i) the amortization of the fair value of shares of its common stock, options and warrants issued for services rendered, (ii) the accretion of debt discount and (iii) depreciation of property and equipment.  Axion’s strategic focus on railroad tie products has been strengthened by the Company’s recent improvements in material sourcing and quality, as well as the expansion of Axion’s capacity and manufacturing infrastructure in order to support growth.

Axion improved its balance sheet in the second quarter with approximately $6.5 million in current assets and $1.5 million in current liabilities at June 30, 2011, resulting in working capital of $5.0 million. This compares to a working capital deficit of $0.7 million at December 31, 2010.

“From Axion’s inception through the second quarter of 2011 we laid the necessary groundwork to effectively monetize our innovative structural building materials designed from 100% recycled plastic,” said Steve Silverman, Axion’s President and Chief Executive Officer.  “Prior to 2011 Axion, along with Rutgers, did a fantastic job improving the technology over time and across multiple applications.  Over the last six months the Company has been diligent in constructing a strong foundation for future growth by improving our financial system, adding key management personnel, working with strategic manufacturing partners to expand our capacity, reducing material costs, and significantly ramping up our business on many fronts.”

Second Quarter 2011 Highlights

•	Signed first railroad tie order in Australia with Alcoa.

•	Initiated first test order with Mexico, in the country’s tough coastal climates.

•	Signed $250,000 order with Trinity Railway Express (TRE) in Dallas, Texas

•	Expanded operations with the appointment of veteran plastics industry expert Marc Solda and experienced sales representative Cory Burdick.

•	Dr. Tom Nosker, co-inventor of Axion’s recycled structural composite, named one of the nation’s top mechanical engineers.

•	Implemented various expansion initiatives, more than doubling manufacturing capacity for Axion’s 100% recycled plastic products.

•	Expanded IP portfolio with three new patents (relating to structural plastic and fire retardant).

•	Axion’s recycled plastic technology won the prestigious 2011 R&D 100 Award. Past winners included the digital wristwatch, the Kodak Photo CD, and HDTV.

•	Completed $7.6 million financing to support continued sales growth.

Subsequent Events

•	Received first purchase order in the Caribbean for material used in construction of boardwalk in Trinidad.

•	Received three new purchase orders from Australia.

•	Received first purchase order to supply railroad ties to South America.

•	Presented with the American Chemistry Council’s inaugural "Innovation in Plastics Recycling Award."

•	Expanded manufacturing capacity in Texas with agreement through Coll Materials.

•	Signed milestone LOI to form global joint venture with partner, Sicut Holdings Inc., to capitalize on $8 billion world-wide railroad tie market.

•	Received purchase order to supply materials for first plastic bridge in Europe.

Axion’s revenue improvements in the second quarter were a result of an increased sales pipeline due to the Company’s re-focused strategic growth initiatives implemented beginning in January 2011.  During the three months ended June 30, 2011, Axion diversified its international client base by shipping products to nine new customers.  As of August 15, 2011, Axion’s backlog comprised of purchase orders and multi-year delivery contracts totaled approximately $14.8 million (unfilled orders) over three years. Although we can't disclose details of the active sale pipeline we are extremely encouraged about the future. We are currently engaged in multi-million dollar contract and purchase order negotiations with various customers. Additionally, we have submitted proposals and quotations to a multitude of customers in markets around the globe including Europe, South America, India, South-East Asia and North America. Some of these proposals are massive in size and show the growing movement around the world towards a sustainable solution in the rail industry. As these sales materialize, Axion will continue to maintain a diversified range of customers throughout the world, as exemplified by its recent purchase orders in the Caribbean, South America and Europe.

Furthermore, as sales increase, Axion is increasing production capacity to meet the rising demand for the Company’s environmentally friendly products. Axion’s has already completed the installation of manufacturing equipment at its existing manufacturing partner in Pennsylvania, as well as adding recently announced Coll Materials of Waco Texas to its manufacturing team to significantly increase the production capacity for its railroad ties.

Axion has also broadened its network for sourcing high-quality plastic material from re-processors and recyclers.  Axion is now accepting post-industrial and post-consumer plastics in larger quantity bales straight from municipalities and waste recovery centers, providing for a more diverse and streamlined supply chain along with greater cost efficiencies.  Throughout 2011, Axion will remain focused on its railroad tie business, while it develops a new product offering and branding strategy for its building materials product line.

One of Axion’s most significant announcements over the past six months has been the Company’s letter of intent (“LOI”) to form a global joint venture to capitalize on the $8 billion world-wide railroad tie market.  This is a landmark event for Axion’s future growth potential.  Under the terms of the new LOI this global joint Venture will combine Axion’s territories with those of its partner, Sicut Holdings Inc., which effectively opens the lucrative markets of Europe, India, South Africa, South-East Asia, and a portion of the Chinese market to Axion for the first time.

“These multiple new market opportunities represent a significant game-changing event for Axion,” remarked Mr. Silverman.  “Since rail is such an integral aspect of transportation throughout Europe, penetrating Europe’s railroad tie market alone, which is estimated to be worth $3 billion, is expected to be a transformative new territory for Axion.”

Mr. Silverman concluded, “In the second half of the year, we will continue to focus our efforts on building and reporting our active sales pipeline. In particular we plan to make further inroads in Europe and have already begun talks with numerous transit authorities in territories that have expressed initial interest in deploying our railroad ties.  With a strategic vision and sound business foundation in place, Axion looks forward to seeing accelerated growth of revenues throughout the remainder of 2011 and improved earnings as we expand our production capacity and material sourcing infrastructure.”

Conference Call

Subsequent to today's release, a conference call to discuss Axion’s second quarter 2011 financial results is scheduled for today, August 15, 2011 at 4:30 pm Eastern.

The teleconference can be accessed by dialing 877-407-8031 when calling within the United States or 201-689-8031 when calling internationally.  Please dial in 10 minutes prior to the beginning of the call. There will be a playback available until September 15, 2011.  To listen to the playback dial 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally and use account number: 286 in conjunction with replay ID number: 377435.

The conference call will be simultaneously webcast and available at: http://www.trilogy-capital.com/autoir/axih_autoir.html.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Financial Communications Contacts:
Trilogy Capital Partners
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com

PR Financial Marketing LLC
Jim Blackman
713-256-0369
jim@prfmonline.com